Strategic Partners Style Specific Funds
For the semi-annual period ended 1/31/07
File number 811-09439

					SUB-ITEM 77-0-1

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I. Name of Fund: Strategic Partners Style Specific Funds - Strategic Partners Large Capitalization Value Fund

1.   Name of Issuer:  Health Care Property Investors, Inc.


2.   Date of Purchase:  November 6, 2006


3.   Number of Securities Purchased:  1,665 shares of common stock


4.   Dollar Amount of Purchase:  $49,700


5.   Price Per Unit:  $29.85 per share


6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased:   Merrill Lynch & Company


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITERS
Goldman Sachs & Company
Banc of America Securities LLC
UBS Investment Bank
Citigroup
JPMorgan
Wachovia Securities
Cohen & Steers